CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY EXPANSION PLANS CALL FOR COOPERATIVE VENTURE WITH MAJOR LICENSED TELECOM PROVIDER

Jinan Yinquan Technology Co., Ltd. To Utilize License of China Tie Tong One of Only Six Licensed Providers in the Country

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HENDERSON, NV, December 19, 2006 – – –China VoIP & Digital Telecom Inc. (OTCBB:CVDT) today announced that the expansion plans of its wholly owned subsidiary, Jinan Yinquan Technology Co., Ltd., in China call for a cooperative venture with one of China’s premier licensed telecom providers.  Through China Tie Tong, one of only six licensed providers in the country, Jinan Yinquan has formed a strategic alliance that will allow the company to rapidly deploy its VoIP technology throughout the world’s most populous country.

Jinan Yinquan, a technology company offering VoIP services in the People’s Republic of China, has been developing telecommunication solutions for China’s burgeoning Internet industry for more than half a decade.

“It is important to note that in China, telecom services can only be provided by one of the six licensed providers,” said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc. “Our cooperative venture with Tie Tong not only allows us to expand throughout the country, but may bring to our Company many other advantages such as accessing the network server, network bandwidth and telephone numbers as well as provide the Company with additional sales channels for its NP Soft Switch system. Our association with Tie Tong is critical to our growth plans and we are delighted to be partnering with such an outstanding organization which shares our dedication to excellence.”

Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

China Tie Tong is one of the six largest basic telecom operators in China.  The company, which has 31 provincial branches and 316 municipal branches. employees approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 135 million to 164 million. By the end of 2005 the company had 20 million Internet subscribers and assets of 42.4 billion RMB.

“All of the established telecommunication providers in China are actively pursuing VoIP technology as a means to generate further growth,” said Kunwu.  “  That’s why a strategic partnership with our company, utilizing our NP Soft Switch IP telephone system makes a great deal of sense as it can possibly yield attractive profits with a very modest capital investment for China Tie Tong.”

Jinan Yinquan recently announced it has expanded its services to two provinces outside of Shandong bringing to 19 the number of cities where they are offering services.  They have also recently announced that its technology has been implemented in 30 new retail calling centers, bringing the total number of retail calling facilities using the Company’s retail calling technology to 50. (For more information go to www.chinatietong.com)

More information on the Company and its wholly owned subsidiary can be found in the Company’s 8K filing of November 13, 2006 on the Securities and Exchange Commission official website at www.sec.gov.

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that its alliance with China Tie Tong will allow to rapidly deploy its VoIP products and services; All of the established telecommunication providers in China are actively pursuing VoIP technology as a means to generate further growth; and our cooperative venture with Tie Tong not only allows us to expand throughout the country, but may bring to our Company many other advantages such as accessing the network server, network bandwidth and telephone numbers as well as provide the Company with additional sales channels for its NP Soft Switch system.. .Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com